Exhibit 99.1

KEYCORP PROVIDES NOTICE OF REDEMPTION OF SERIES C PREFERRED STOCK

CLEVELAND, January 12, 2017 – KeyCorp (NYSE: KEY) announced today that it has provided notice of its intention to redeem all outstanding shares of its Fixed-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series C (NYSE: KEY.H) (the “Preferred Stock”) on February 15, 2017.

There are 14 million shares of Preferred Stock, with an aggregate liquidation preference of $350 million, currently outstanding. The Preferred Stock, issued in connection with KeyCorp’s 2016 acquisition of First Niagara Financial Group, Inc. to replace First Niagara’s preferred stock, will be redeemed for cash at a redemption price of $25 per share. Since the redemption date for the Preferred Stock is also a dividend payment date, the redemption price of $25 per share does not include any declared and unpaid dividends. Declared dividends of $.539063 per share, which were declared by the Board of Directors today, for the full current quarterly dividend period from and including November 15, 2016 to but excluding February 15, 2017 will be paid separately in the customary manner on February 15, 2017 to holders of record on February 3, 2017. All shares of the Preferred Stock are held in book-entry form through the Depository Trust Company (“DTC”) and will be redeemed in accordance with the procedures of DTC. Upon redemption, the Preferred Stock will no longer be outstanding and all rights with respect to such stock will cease and terminate, except the right to payment of the redemption price. Also upon redemption, the Preferred Stock will be delisted from trading on the New York Stock Exchange.

Computershare, KeyCorp’s transfer agent, will serve as the redemption agent. Computershare is located at 250 Royall Street, Canton, MA 02021.

About KeyCorp

KeyCorp’s roots trace back 190 years to Albany, New York. Headquartered in Cleveland, Ohio, Key is one of the nation’s largest bank-based financial services companies, with assets of approximately $135.8 billion at September 30, 2016.

Key provides deposit, lending, cash management, insurance, and investment services to individuals and businesses in 15 states under the name KeyBank National Association through a network of more than 1,200 branches and more than 1,500 ATMs. Key also provides a broad range of sophisticated corporate and investment banking products, such as merger and acquisition advice, public and private debt and equity, syndications, and derivatives to middle market companies in selected industries throughout the United States under the KeyBanc Capital Markets trade name. For more information, visit https://www.key.com/. KeyBank is Member FDIC.

# # #

Note to Editors: For up-to-date company information, media contacts and facts and figures about Key lines of business, visit our Media Newsroom at Key.com/newsroom.

For more information contact:

Investor Relations: Vernon Patterson, 216.689.0520, vernon_patterson@keybank.com

Investor Relations: Kelly Dillon, 216.689.3133, kelly_l_dillon@keybank.com

Media: Jack Sparks, 720.904.4554, jack_sparks@keybank.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “outlook,” “goal,” “objective,” “plan,” “expect,” “anticipate,” “intend,” “project,” “believe,” “estimate” and other words of similar meaning. Forward-looking statements represent management’s current expectations and forecasts regarding future events. If underlying assumptions prove to be inaccurate or unknown risks or uncertainties arise, actual results could vary materially from these projections or expectations. Factors that could cause Key’s actual results to differ from those described in the forward-looking statements can be found in KeyCorp’s Form 10-K for the year ended December 31, 2015, as well as in KeyCorp’s subsequent SEC filings, all of which have been filed with the Securities and Exchange Commission and are available on Key’s website (www.key.com/ir) and on the Securities and Exchange Commission’s website (www.sec.gov). Forward looking statements speak only as of the date they are made and Key does not undertake any obligation to update the forward-looking statements to reflect new information or future events.